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                             PARTICIPATION AGREEMENT


     THIS PARTICIPATION AGREEMENT is made and entered into as of _September 25, 2001_ by and between AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY (the "Company"), and AMERICAN CENTURY INVESTMENT SERVICES, INC.
("Distributor").

     WHEREAS, the Company offers to the public certain individual variable annuity contracts (the "Contracts"); and

     WHEREAS, the Company wishes to make available as investment options under certain of the Contracts as listed in Exhibit A, designated series of mutual fund shares as listed in Exhibit B (the "Funds") mutual funds registered under the Investment Company Act of 1940 (the "1940 Act") and issued by American Century Variable Portfolios, Inc. (the "Issuer"), and

     WHEREAS, on the terms and conditions hereinafter set forth, Distributor desires to make shares of the Funds available as investment options under the Contracts.

     NOW, THEREFORE, the Company and Distributor agree as follows:

     1. TRANSACTIONS IN THE FUNDS. Subject to the terms and conditions of this Agreement, Distributor will cause the Issuer to make shares of the Funds available to be purchased, exchanged, or redeemed, by or on behalf of the Accounts (defined in SECTION 8(a) below) through a single account per Fund at the net asset value applicable to each order. The Funds' shares shall be purchased and redeemed on a net basis in such quantity and at such time as determined by the Company to satisfy the requirements of the Contracts for which the Funds serve as underlying investment media. Dividends and capital gains distributions will be automatically reinvested in full and fractional shares of the Funds.

     2. TIMING OF TRANSACTIONS. Distributor hereby appoints the Company as agent for the Funds for the limited purpose of accepting purchase and redemption orders for Fund shares from the Contract owners. On each day the New York Stock Exchange (the "Exchange") and the Company are open for business (each, a "Business Day"), the Company may receive instructions from the Contract owners for the purchase or redemption of shares of the Funds ("Orders"). Orders received and accepted by the Company prior to the close of regular trading on the Exchange (the "Close of Trading") on any given Business Day (currently, 4:00 p.m. Eastern time) and transmitted to the Funds' transfer agent by 9:30 a.m. Eastern time on the next Business Day will be executed at the net asset value determined as of the Close of Trading on that Business Day. Any Orders received by the Company on such day but after the Close of Trading, and all Orders that are transmitted to the Funds' transfer agent after 9:30 a.m. Eastern time on the next Business Day, will be executed at the net asset value determined as of the Close of Trading on the next Business Day following the day of receipt of such Order. The day as of which an Order is executed by the Funds' transfer agent pursuant to the provisions set forth above is referred to herein as the "Trade Date".


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All orders are subject to acceptance or rejection by Distributor or the Funds in the sole discretion of either of them.

         3.   PROCESSING OF TRANSACTIONS

              The transactions in Fund shares are to be settled directly with the Funds' transfer agent and the following provisions shall apply:

              (a) By 6:30 p.m. Eastern time on each Business Day, Distributor (or one of its affiliates) will provide to the Company via facsimile or other electronic transmission acceptable to the Company the Funds' net asset value, dividend and capital gain information and, in the case of income funds, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading.

              (b) By 9:30 a.m. Eastern time on the Business Day next following the Trade Date, the Company will provide to Distributor via facsimile or other electronic transmission acceptable to Distributor a report stating whether the instructions received by the Company from Contract owners by the Close of Trading on such Business Day resulted in the Accounts being a net purchaser or net seller of shares of the Funds. As used in this Agreement, the phrase "other electronic transmission acceptable to Distributor" includes the use of remote computer terminals located at the premises of the Company, its agents or affiliates, which terminals may be linked electronically to the computer system of Distributor, its agents or affiliates (hereinafter, "Remote Computer Terminals").

              (c) Upon the timely receipt from the Company of the report described in (2) above, the Funds' transfer agent will execute the purchase or redemption transactions (as the case may be) at the net asset value computed as of the Close of Trading on the Trade Date. Payment for net purchase transactions shall be made by wire transfer to the applicable Fund custodial account designated by the Funds on the Business Day next following the Trade Date. Such wire transfers shall be initiated by the Company's bank prior to 4:00 p.m. Eastern time and received by the Funds prior to 6:00 p.m. Eastern time on the Business Day next following the Trade Date ("T+1"). If payment for a purchase Order is not timely received, such Order will be, at Distributor's option, either (i) executed at the net asset value determined on the Trade Date, and the Company shall be responsible for all costs to Distributor or the Funds resulting from such delay, or (ii) executed at the net asset value next computed following receipt of payment. Payments for net redemption transactions shall be made by wire transfer by the Issuer to the account(s) designated by the Company on T+1; PROVIDED, HOWEVER, the Issuer reserves the right to settle redemption transactions within a reasonably sufficient time after the date the order is placed in order to enable the Company to pay redemption proceeds within the time specified in Section 22(e) of the 1940 Act or such shorter period of time as may be required by law. On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Orders. Orders will be settled on the next


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         Business Day on which the Federal Reserve Wire Transfer System is open and the original Trade Date will apply.

         4.   PRICING ERRORS.

         (a) In the event any adjustment is required to correct any error in the computation of the net asset value of a Fund's shares at the shareholder level as a result of a pricing error that is deemed to be material under the pricing policy of the Fund's Board of Directors or which Distributor otherwise deems necessary to correct at the shareholder level, Distributor shall notify Company as soon as reasonably practical after discovering the need for such adjustment.

         (b) Any such notice shall state for each day for which the error occurred the incorrect price, the correct price and, to the extent communicated to the Fund's shareholders, the reason for the price change. Company may send this notice or a derivation thereof (so long as such derivation is approved in advance by Distributor) to Participants whose accounts are affected by the price change.

         (c) If as a result of any such error the Account maintained by the Fund receives an amount in excess of the amount to which it otherwise would be entitled, Distributor and Company agree to evaluate the situation together, on a case by case basis, with a goal toward pursuing an appropriate course of action. In the event the Company makes any overpayments to Contract owners attributable to the provision of materially incorrect share net asset value information that is not subsequently corrected and communicated to the Company in sufficient time to prevent overpayment, Distributor agrees to reimburse the Company for the amount of overpayments. If an adjustment to the Account is necessary, Distributor shall reimburse Company its reasonable out-of-pocket expenses in correcting each Participant's records, communicating with Participants regarding any adjustment to their accounts, and mailing out corrected statements to Participants.

        5.    PROSPECTUS AND PROXY MATERIALS.

        (a) Distributor shall provide the Company with copies of the Issuer's proxy materials, periodic fund reports to shareholders and other materials that are required by law to be sent to the Issuer's shareholders. In addition, Distributor shall provide the Company with a sufficient quantity of prospectuses of the Funds to be used in conjunction with the transactions contemplated by this Agreement, together with such additional copies of the Issuer's prospectuses and Statements of Additional Information as may be reasonably requested by Company. If the Company provides for pass-through voting by the Contract owners, or if the Company determines that pass-through voting is required by law, Distributor will provide the Company with a sufficient quantity of proxy materials for each, as directed by the Company.

        (b) The cost of preparing, printing and shipping of the prospectuses, periodic fund reports and other materials of the Issuer to the Company shall be paid by Distributor or its agents or


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affiliates; PROVIDED, HOWEVER, that if at any time Distributor or its agent in good faith reasonably deems the usage by the Company of such items to be excessive, it may, prior to the delivery of any quantity of materials in excess of what is deemed reasonable, request that the Company demonstrate the reasonableness of such usage. If Distributor believes in good faith the reasonableness of such usage has not been adequately demonstrated, it may request that the party responsible for such excess usage pay the cost of printing (including press time) and delivery of any excess copies of such materials. Unless the Company agrees to make such payments, Distributor may refuse to supply such additional materials and Distributor shall be deemed in compliance with this SECTION 5 if it delivers to the Company at least the number of prospectuses and other materials as may be required by the Issuer under applicable law.

        (c) If the Company so requests, Distributor shall provide the Issuer's prospectuses, periodic fund reports and other materials of the Issuer to the Company by electronic file instead of


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by paper copy. If the Company chooses to receive electronic files, the
Company shall be responsible for any costs of preparing, printing and shipping such documents.

        (d) The cost of any distribution of prospectuses, proxy materials, periodic fund reports and other materials of the Issuer to the Contract owners shall be paid by the Company and shall not be the responsibility of Distributor or the Issuer.

        6. RECORD OWNER. The Separate Accounts listed in Exhibit A shall be the sole shareholder of Fund shares purchased for the Contract owners pursuant to this Agreement (the "Record Owner"). The Record Owner shall properly complete any applications or other forms required by Distributor or the Issuer from time to time.

        7.    REPRESENTATIONS.

        (a) The Company represents and warrants that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms; (ii) it has established the Separate Accounts listed in Schedule A hereto (the "Accounts"), each of which is a duly authorized and established separate account under Iowa Insurance law, and has registered each Account as a unit investment trust under the 1940 Act to serve as an investment vehicle for the Contracts; (iii) each Contract provides for the allocation of net amounts received by the Company to an Account for investment in the shares of one or more specified investment companies available through the Account to act as underlying investment media; (iv) selection of a particular investment company is made by the Contract owner under a particular Contract, who may change such selection from time to time in accordance with the terms of the applicable Contract; and (v) the activities of the Company contemplated by this Agreement comply in all material respects with all provisions of federal and state securities laws applicable to such activities.

        (b) Distributor represents that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of Distributor, enforceable in accordance with its terms; (ii) the prospectus of each Fund complies in all material respects with federal and state securities laws; (iii) shares of the Issuer are registered and authorized for sale in accordance with all federal and state securities laws; (iv) each Fund engages in business as an open-end, diversified management investment company and was established for the purpose of serving as the investment vehicle for separate accounts established for variable life insurance contracts and variable annuity contracts offered by insurance companies which have entered into agreements substantially similar to this Agreement; (v) each Fund is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), they will maintain such qualification (under Subchapter M or any successor or similar provision and the Distributor will notify the Company immediately upon having a reasonable basis for believing that a Fund has ceased to qualify or that it might not so qualify in the future); (vi) each Fund will at all times be adequately diversified within the meaning of Section 817(h) of the Code and Treasury Regulation 1.817-5 relating to the

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diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations or successors thereto and Distributor will notify the Company immediately upon having a reasonable basis for believing that a Fund has ceased to qualify or that it might not so qualify in the future; (vii) the Issuer is lawfully organized and validly existing under the laws of the State of Maryland and it does and will comply with applicable provisions of the 1940 Act; (viii) the Funds and all of their directors, officers, employees and other individuals/entities having access to the funds and/or securities of the Funds are and continue to be at all times covered by a blanket fidelity bond or similar coverage issued by a reputable bonding company (including coverage for larceny and embezzlement) for the benefit of each Fund in an amount not less than the minimal coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time; (ix) the Distributor is a member in good standing of the NASD and is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"); and
(x) the Distributor will sell and distribute the Funds' shares in accordance with all applicable federal and state securities laws.

        8.    ADDITIONAL COVENANTS AND AGREEMENTS.

        (a) Each party shall comply with all provisions of federal and state laws applicable to its respective activities under this Agreement. All obligations of each party under this Agreement are subject to compliance with applicable federal and state laws.

        (b) Each party shall promptly notify the other party in writing in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

        (c) The Company covenants and agrees that all Orders accepted and transmitted by it hereunder with respect to each Account on any Business Day will be based upon instructions that it received from the Contract owners, in proper form prior to the Close of Trading of the Exchange on that Business Day. The Company shall time stamp all Orders or otherwise maintain records that will enable the Company to demonstrate compliance with SECTION 9(c) hereof.

        (d) The Company covenants and agrees that all Orders transmitted to the Issuer, whether by telephone, telecopy, or other electronic transmission acceptable to Distributor, shall be sent by or under the authority and direction of a person designated by the Company as being duly authorized to act on behalf of the Accounts. Distributor shall be entitled to rely on the existence of such authority and to assume that any person transmitting Orders for the purchase, redemption or transfer of Fund shares on behalf of the Company is properly authorized to act in such capacity. The Company shall maintain the confidentiality of all passwords and security procedures issued, installed or otherwise put in place with respect to the use of Remote Computer Terminals and assumes full responsibility for the security therefor. The Company further agrees to be responsible for the accuracy, propriety and consequences of all data transmitted to Distributor by the Company by telephone, telecopy or other electronic transmission acceptable to Distributor.

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        (e)   The Company agrees that, to the extent it is able to
do so, it will use its best efforts to give equal emphasis and promotion to shares of the Funds as is given to other underlying investments of the Accounts, subject to applicable Securities and Exchange Commission rules. In addition, the Company shall not impose any fee, condition, or requirement for the use of the Funds as investment options for the Contracts that operates to the specific prejudice of the Funds VIS-A-VIS the other investment media made available for the Contracts by the Company.

         9.   COMPANY TO PROVIDE DOCUMENTS AND INFORMATION ABOUT ISSUER.

        (a) The Company will provide to Distributor or its designated agent at least one (1) complete copy of Account Prospectuses, reports, final voting instruction solicitation material applications for exemptions, requests for no-action letters and notices, orders or responses relating thereto, and all amendments and supplements to any of the above, that relate to each Account or the Contracts, within a reasonable time with the filing of such document with the SEC or NASD.

        (b) The Company will provide to Distributor or its designated agent at least one (1) complete copy of each piece of sales literature or other promotional material in which Issuer, any Fund, Distributor or any of their affiliates are named, at least fifteen (15) Business Days prior to its use or such shorter period as the parties hereto may, from time to time, agree upon. No such material shall be used if Distributor or its designated agent objects to such use within ten (10) Business Days after receipt of such material or such shorter period as the parties hereto may, from time to time, agree upon. Distributor or its designee reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which Issuer, any Fund, Distributor or any of their affiliates is named, and no such material shall be used if Distributor or its designee so object.

        (c) Neither the Company nor any of its affiliates, will give any information or make any representations or statements on behalf of or concerning Issuer, any Fund, Distributor or their affiliates in connection with the sale of the Contracts other than
(i) the information or representations contained in the registration statement, including the Fund Prospectus contained therein, relating to shares, as such registration statement and Fund Prospectus may be amended from time to time; or (ii) in reports or proxy materials for Issuer or any Fund; or (iii) in published reports for Issuer or any Fund that are in the public domain; or (iv) in sales literature or other promotional material approved by Distributor, except with the express written permission of Distributor.

        (d) For the purposes of Sections 10 and 11 of this Agreement, the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, telephone directories (other than routine listings), electronic media, computerized media, or other public media (e.g., on-line networks such as the Internet or other electronic messages), sales literature (i.e., any written or electronic communication distributed or made generally available to


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customers or the public, including, but not limited to, brochures, circulars, research reports, market letters, performance reports or summaries, form letters, telemarketing scripts, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports, and proxy materials and any other material constituting sales literature or advertising under the NASD rules, the 1933 Act or the 1940 Act.

        10.   DISTRIBUTOR TO PROVIDE DOCUMENTS AND INFORMATION ABOUT
              THE COMPANY.

        (a) Distributor will provide to the Company at least one (1) complete copy of Fund Prospectuses, reports and final proxy material and all amendments and supplements to any of the above. Distributor will also provide to the Company at least one (1) complete copy of applications for exemptions, requests for no-action letters and notices, orders or responses relating thereto, and all amendments and supplements to any of the above, that are reasonably likely to affect the Company's business, within a reasonable time of the filing of such document with the SEC or NASD.

        (b) Distributor will provide to the Company or its designated agent at least one (1) complete copy of each piece of sales literature or other promotional material in which the Company, or any of its respective affiliates is named, or that refers to the Accounts or the Contracts, at least fifteen (15) Business Days prior to its use or such shorter period as the parties hereto may, from time to time, agree upon. No such material shall be used if the Company or its designated agent objects to such use within ten
(10) Business Days after receipt of such material or such shorter period as the parties hereto may, from time to time, agree upon. The Company or its designee reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Company or any of its affiliates is named or that refers to the Accounts or the Contracts, and no such material shall be used if the Company or its designee so object.

        (c) Neither Distributor, Issuer nor any of their affiliates will give any information or make any representations or statements on behalf of or concerning the Company, each Account, or the Contracts other than (i) the information or representations contained in the registration statement, including each Account Prospectus contained therein, relating to the Contracts, as such registration statement and Account Prospectus may be amended from time to time; or (ii) in published reports for the Account or the Contracts that are in the public domain and approved by the Company for distribution; or (iii) in sales literature or other promotional material approved by the Company or its affiliates, except with the express written permission of the Company.

        (d) Distributor will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Fund, and of any change in the Fund's registration statement or prospectus, particularly any change resulting in a change to the registration statement or prospectus for any Account. Distributor will work with the Company so as to enable the

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Company to solicit proxies from Contract owners, or to make changes to its registration statement or prospectus, in an orderly manner.

        11. USE OF NAMES. Except as otherwise expressly provided for in this Agreement, neither Distributor nor any of its affiliates nor the Funds shall use any trademark, trade name, service mark or logo of the Company, or any variation of any such trademark, trade name, service mark or logo, without the Company's prior written consent, the granting of which shall be at the Company's sole option. Except as otherwise expressly provided for in this Agreement, the Company shall not use any trademark, trade name, service mark or logo of the Issuer, Distributor or any variation of any such trademarks, trade names, service marks, or logos, without the prior written consent of either the Issuer or Distributor, as appropriate, the granting of which shall be at the sole option of Distributor and/or the Issuer.

        12.   PROXY VOTING.

        (a) The Company shall provide pass-through voting privileges to all Contract owners so long as the SEC continues to interpret the 1940 Act as requiring such privileges. It shall be the responsibility of the Company to assure that it and the separate accounts of the other Participating Companies (as defined in SECTION 13(a) below) participating in any Fund calculate voting privileges in a consistent manner.

        (b) The Company will distribute to Contract owners proxy material furnished by Distributor and will vote shares in accordance with instructions received from such Contract owners. The Company shall vote Fund shares for which no voting instructions are received in the same proportion as shares for which such instructions have been received as long as required by applicable law. The Company and its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract owners.

        13.   INDEMNITY.

        (a) Distributor agrees to indemnify and hold harmless the Company and its officers, directors, employees, agents, affiliates and each person, if any, who controls the Company within the meaning of the Securities Act of 1933 (collectively, the "Indemnified Parties" for purposes of this SECTION 13(a)) against any losses, claims, expenses, damages or liabilities (including amounts paid in settlement thereof) or litigation expenses (including legal and other expenses) (collectively, "Losses"), to which the Indemnified Parties may become subject, insofar as such Losses

              (i) arise out of or are based upon any untrue statement of any material fact contained in the Issuer's 1933 Act registration statement, Fund Prospectus or sales literature or advertising of any Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading;
         provided, that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or


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         omission or was made in reliance upon and in conformity with the information furnished to Distributor or its affiliates by or on behalf of the Company or its affiliates for use in Issuer's 1933 Act registration statement, Fund Prospectus, or in sales literature or advertising or otherwise for use in connection with the sale of Contracts or Shares (or any amendment or supplement to any of the foregoing); or

              (ii) arise out of or as a result of any other statements or representations (other than statements or representations contained in any Account's 1933 Act registration statement, any Account Prospectus, sales literature or advertising for the Contracts, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of Distributor, Issuer or other affiliates and on which such persons have reasonably relied) or the negligent, illegal or fraudulent conduct of Distributor, Issuer or their affiliates or persons under their control in connection with the sale or distribution of Fund Shares; or

              (iii) arise out of or are based upon any untrue statement of any material fact contained in any Account's 1933 Act registration statement, any Account Prospectus, sales literature or advertising covering the Contracts, or any amendment or supplement to any of the foregoing, or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was in reliance upon and in conformity with information furnished to the Company or its affiliates by or on behalf of Distributor, Issuer or its affiliates for use in any Account's 1933 Act registration statement, any Account Prospectus, sales literature or advertising covering the Contracts, or any amendment or supplement to any of the foregoing; or

              (iv) arise as a result of any failure by Distributor to perform the obligations, provide the services and furnish the materials required of it under the terms of this Agreement, or any material breach of any representation and/or warranty made by Distributor in this Agreement or arise out of or result from any other material breach of this Agreement by Distributor or the Issuer.

Distributor will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. Distributor shall not be liable for indemnification hereunder if such Losses are attributable to the negligence or misconduct of the Company in performing its obligations under this Agreement.

        (b) The Company agrees to indemnify and hold harmless Distributor and the Issuer, and their respective officers, directors, employees, agents, affiliates and each person, if any, who controls Issuer or Distributor within the meaning of the Securities Act of 1933 (but not including any participating insurance company) (collectively, the "Indemnified Parties" for purposes of this SECTION 13(b)) against any Losses to which the Indemnified Parties may become subject, insofar as such Losses


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              (i)    arise out of or are based upon any untrue statement of any material fact contained in any Account's 1933 Act registration statement, any Account Prospectus, the Contracts, or sales literature or advertising for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission made in reliance upon and in conformity with information furnished to the Company by or on behalf of Distributor or Issuer for use in any Account's 1933 Act registration statement, any Account Prospectus, the Contracts, or sales literature or advertising or otherwise for use in connection with the sale of Contracts or shares (or any amendment or supplement to any of the foregoing); or

              (ii) arise out of or as a result of any other statements or representations (other than statements or representations contained in the Issuer's 1933 Act registration statement, any Fund Prospectus, sales literature or advertising of any Fund, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of the Company or its respective affiliates and on which such persons have reasonably relied) or the negligent, illegal or fraudulent conduct of the Company or its respective affiliates or persons under their control; or

              (iii) arise out of or are based upon any untrue statement of any material fact contained in the Issuer's 1933 Act registration statement, Fund Prospectus, sales literature or advertising of any Fund, or any amendment or supplement to any of the foregoing, or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon and in conformity with information furnished to Distributor, Issuer or their affiliates by or on behalf of the Company, or its respective affiliates for use in Issuer's 1933 Act registration statement, Fund Prospectus, sales literature or advertising of any Fund, or any amendment or supplement to any of the foregoing; or

              (iv) arise as a result of any failure by the Company to perform the obligations, provide the services and furnish the materials required of it under the terms of this Agreement, or the material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company.

The Company will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. The Company shall not be liable for indemnification hereunder if such Losses are attributable to the negligence or misconduct of Distributor or the Issuer in performing their obligations under this Agreement.


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        (c)   Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section
13. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this
SECTION 13 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

        d) If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

        14.   POTENTIAL CONFLICTS

        (a) The Company has received a copy of an application for exemptive relief, as amended, filed by the Issuer on December 21, 1987, with the SEC and the order issued by the SEC in response thereto (the "Shared Funding Exemptive Order"). The Company has reviewed the conditions to the requested relief set forth in such application for exemptive relief. As set forth in such application, the Board of Directors of the Issuer (the "Board") will monitor the Issuer for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts ("Participating Companies") investing in funds of the Issuer. An irreconcilable material conflict may arise for a variety of reasons, including: (i) an action by any state insurance regulatory authority; (ii) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar actions by insurance, tax or securities regulatory authorities; (iii) an administrative or judicial decision in any relevant proceeding; (iv) the manner in which the investments of any portfolio are being managed; (v) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners; or (vi) a decision by an insurer to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

        (b) The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order by providing the Board with all information reasonably necessary for the

Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever contract owner voting instructions are disregarded.

        (c) If a majority of the Board, or a majority of its disinterested Board members, determines that a material irreconcilable conflict exists with regard to contract owner investments in a Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that the Company is responsible for causing or creating said conflict, the Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include but shall not be limited to:


              (i) withdrawing the assets allocable to the Accounts from the Fund and reinvesting such assets in a different investment medium or submitting the question of whether such segregation should be implemented to a vote of all affected contract owners and as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and/or

              (ii) establishing a new registered management investment company or managed separate account.

        (d) If a material irreconcilable conflict arises as a result of a decision by the Company to disregard its contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all of its contract owners having an interest in the Issuer, the Company at its sole cost, may be required, at the Board's election, to withdraw an Account's investment in the Issuer and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

        (e) For the purpose of this SECTION 14, a majority of the disinterested Board members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Issuer be required to establish a new funding medium for any Contract. The Company shall not be required by this SECTION 14 to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contract owners materially adversely affected by the irreconcilable material conflict.

        15. TERMINATION; WITHDRAWAL OF OFFERING. This Agreement may be terminated by either party upon 180 days' prior written notice to the other party. Notwithstanding the above, the Issuer reserves the right, without prior notice, to suspend sales of shares of any Fund, in whole or in part, or to make a limited offering of shares of any of the Funds in the event that
(A) any regulatory body commences formal proceedings against the Company, Distributor, affiliates of Distributor, or the Issuer, which proceedings Distributor reasonably believes may have a material adverse impact on the ability of Distributor, the Issuer or the Company to perform its obligations under this Agreement or (B) in the judgment of Distributor, declining to accept any additional instructions for the purchase or sale of shares of any such Fund is warranted by market, economic or political conditions.

        The Company reserves the right to terminate the Agreement:

        (a) if shares of the Funds are not reasonably available to meet the requirements of the Contracts as determined by the Company;

        (b) upon institution of formal proceedings against a Fund or Distributor by the National Association of Securities Dealers, the Securities and Exchange Commission, or any state securities or insurance department or any other regulatory body, which would have a material adverse effect on the Distributor's or a Fund's ability to perform its obligations under this Agreement;

        (c) upon a determination by a majority of the Board of Issuer, or a majority of the disinterested Directors, that a material irreconcilable conflict exists among the interests of (i) all contract owners of variable insurance products of all separate accounts, or (ii) the interests of the participating insurance companies investing in the Funds, as discussed in
Section 13 above;

        (d) if the Fund ceases to qualify as a Regulated Investment Company under Subchapter M of the Code, or under any successor or similar provision, or if the Company reasonably believes that the Fund may fail to so qualify;

        (e)   if the Fund fails to meet the diversification requirements of
Section 817(h) of the Code or if the Company reasonably believes that the Fund will fail to meet such requirements; or

        (f)   upon the "assignment" of the Agreement (as defined in the 1940
Act) unless made with the written consent of each party;

        (g)   if the Fund's adviser is acquired; or

        (h) if the Company determines in its sole judgment exercised in good faith, that either any Fund or the Distributor has suffered a material adverse change in its business, operations, or financial condition or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Company or the Contracts (including the sale thereof).

        Notwithstanding the foregoing, this Agreement may be terminated immediately (i) by any party as a result of any other breach of this Agreement by another party, which breach is not cured within 30 days after receipt of notice from the other party, or (ii) by any party upon a determination that continuing to perform under this Agreement would, in the reasonable opinion of the terminating party's counsel, violate any applicable federal or state law, rule, regulation or judicial order.

        Notwithstanding any termination of this Agreement, Issuer and Distributor will, at the option of the Company, continue to make available additional shares of each Fund pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, the owners of the Existing Contracts will be permitted to reallocate investments in the Funds (as in effect on such date), redeem investments in the Funds and/or invest in the Funds upon the making of additional purchase payments under the Existing Contracts.

        16. NON-EXCLUSIVITY. Both parties acknowledge and agree that this Agreement and the arrangement described herein are intended to be non-exclusive and that each party is free to enter into similar agreements and arrangements with other entities.

        17.   SURVIVAL. The provisions of SECTION 11 (Use of Names) and
SECTION 13 (Indemnity) of this Agreement shall survive termination of this Agreement.

        18. AMENDMENT. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

        19. NOTICES. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

        To the Company:

                         American Equity Investment Life Insurance Company 5000 Westown Parkway; Suite 440
                         West Des Moines, IA 50266
                         Attention: Terry A. Reimer, Chief Financial Officer 515-457-1701 (office number)
                         515-440-2715 (telecopy number)

                 and

                         Farm Bureau Life Insurance Company
                         5400 University Avenue
                         West Des Moines, IA 50266
                         Attention: Dennis M. Marker, Vice President - Investment Administrator
                         515-225-5522 (office number)
                         515-226-6209 (telecopy number)


        To the Issuer or Distributor:

                         American Century Investment Services, Inc.
                         4500 Main Street
                         Kansas City, Missouri 64111

                                  Attention:  Janet A. Nash, Esq.
                                  (816) 340-7480 (office number)
                                  (816) 340-4964 (telecopy number)

Any notice, demand or other communication given in a manner prescribed in this
SECTION 19 shall be deemed to have been delivered on receipt.

        20. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned without the written consent of both parties to the Agreement at the time of such assignment. This Agreement shall be binding upon and inure to the benefit both parties hereto and their respective permitted successors and assigns.

        21. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

        22. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

        23. CONFIDENTIALITY. Subject to requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of Contract owners and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain without the express written consent of the affected party.

        24. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

       25. RIGHTS AND REMEDIES. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies an obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

      26. ENTIRE AGREEMENT. This Agreement, including the attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

        If the foregoing correctly sets forth our understanding, please indicate your agreement to and acceptance thereof by signing below, whereupon this Agreement shall become a binding agreement between us as of the latest date indicated.

                                         AMERICAN CENTURY INVESTMENT
                                         SERVICES, INC.


                                         By:
                                                -------------------------------
                                         Name:
                                                -------------------------------
                                         Title:
                                                -------------------------------
                                         Date:
                                                -------------------------------


        We agree to and accept the terms of the foregoing Agreement.


                                         AMERICAN EQUITY INVESTMENT LIFE
                                          INSURANCE COMPANY


                                         By:      /S/ TERRY A. REIMER
                                                -------------------------------
                                         Name:        Terry A. Reimer
                                         Title:   CHIEF FINANCIAL OFFICER
                                                -------------------------------

                                         Date:    SEPTEMBER 26, 2001
                                                  -----------------------------

                                    EXHIBIT A

                         SEPARATE ACCOUNTS AND CONTRACTS

American Equity Life Annuity Account
        Individual Flexible Premium Deferred Variable Annuity Contract

                                    EXHIBIT B

            FUNDS OF AMERICAN CENTURY VARIABLE PORTFOLIOS, INC. (CLASS I)

                 OFFERED TO THE SEPARATE ACCOUNTS LISTED IN SCHEDULE A


VP Ultra Fund
VP Vista Fund

                         SHAREHOLDER SERVICES AGREEMENT

         THIS SHAREHOLDER SERVICES AGREEMENT is made and entered into as of September 26, 2001 by and between AMERICAN EQUITY INVESMENT LIFE INSURANCE COMPANY (the "Company"), and AMERICAN CENTURY INVESTMENT SERVICES, INC. ("Distributor").

         WHEREAS, pursuant to that certain Participation Agreement (the "Participation Agreement") by and between the Company and Distributor of even date herewith, Distributor is making shares of certain mutual funds listed in Exhibit A hereto (the "Funds") available to the Company for use as investment options under certain individual variable annuity and variable life insurance contracts (the "Contracts"); and

         WHEREAS, on the terms and conditions hereinafter set forth, Distributor desires to retain the Company to perform certain administrative services on behalf of the Funds, and the Company is willing and able to furnish such services;

         NOW, THEREFORE, the Company and Distributor agree as follows:

         1. ADMINISTRATIVE SERVICES. The Company agrees to provide administrative services for the Contract owners, including but not limited to those services specified in Exhibit B (the "Administrative Services"). The Company agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the marketing of the Contracts and the provision of the Administrative Services. Upon request, the Company will provide Distributor or its representatives reasonable information regarding the Administrative Services being provided and its compliance with the terms of this Agreement.

         2.       COMPENSATION AND EXPENSES.

         (a) Distributor acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Separate Accounts listed on Exhibit C hereto (the "Accounts") rather than having each Contract owner as a shareholder. In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, Distributor will pay the Company a fee (the "Administrative Services Fee") equal to 25 basis points (0.25%) per annum of the average aggregate amount invested by the Company under this Agreement.

         (b) The payments received by the Company under this Agreement are for administrative and shareholder services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

         (c) For the purposes of computing the payment to the Company contemplated by this SECTION 2, the average aggregate amount invested by the Company on behalf of the Accounts in the Funds over a one month period shall be computed by totaling the Company's aggregate investment (share net asset value multiplied by total number of shares of the Funds held by the Company) on each business day during the month and dividing by the total number of business days during such month.

         (d) Distributor will calculate the amount of the payment to be made pursuant to this SECTION 2 at the end of each calendar quarter and will make such payment to the Company within 30 days thereafter. The check for such payment will be accompanied by a statement showing the calculation of the amounts being paid by Distributor for the relevant months and such other supporting data as may be reasonably requested by the Company and shall be mailed to:

                        American Equity Investment Life Insurance Company c/o Farm Bureau Life Insurance Company
                        Attn: Mitch Hambleton 5400
                        University Avenue West Des Moines, IA 50266
                        515-225-5876 (office number)
                        515-226-6175 (telecopy number)

         3. TERM AND TERMINATION. Any party may terminate this Agreement, without penalty, on 60 days' written notice to the other party. Unless so terminated, this Agreement shall continue in effect for so long as Distributor (or its successors in interest), or any affiliate thereof, continues to perform in a similar capacity for the Funds, and for so long as the Company provides the services contemplated hereunder with respect to Contracts under which values or monies are allocated to the Funds.

         Termination of this Agreement shall not affect the obligations of the parties to make payments for Orders received by the Company prior to such termination and shall not affect the Issuer's obligation to maintain the Accounts set forth by this Agreement. Distributor shall not have any administrative services payment obligation to the Company (except for payment obligations accrued but not yet paid as of termination. However, notwithstanding any such termination, for a period of two years after the date of such termination, Distributor will remain obligated to pay the Company the Administrative Services Fee. The Agreement shall survive the termination to the extent necessary for each party to perform its obligations with respect to shares for which Administrative Services Fees continues to be due subsequent to such termination.

         4. NON-EXCLUSIVITY. Both parties acknowledge and agree that this Agreement and the arrangement described herein are intended to be non-exclusive and that each party is free to enter into similar agreements and arrangements with other entities.

         5. AMENDMENT. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

         6. NOTICES. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

         To the Company:

              American Equity Investment Life Insurance Company
              5000 Westown Parkway, Suite 440 West
              Des Moines, IA 50266
              Attention: Terry A. Reimer, Executive Vice President/Treasurer 515-457-1701 (office number)
              515-440-2715 (facsimile)

         and

              Farm Bureau Life Insurance Company
              5400 University Avenue
              West Des Moines, IA 50266
              Attention:  Dennis M. Maker, Vice President-Investment
              Administration
              515-225-5522 (office number)
              515-226-6209 (facsimile)

         To the Issuer or Distributor:

              American Century Investment Services, Inc.
              4500 Main Street
              Kansas City, Missouri 64111
              Attention:  Janet A. Nash, Esq.
              (816) 340-7480 (office number)
              (816) 340-4964 (telecopy number)

Any notice, demand or other communication given in a manner prescribed in this
SECTION 9 shall be deemed to have been delivered on receipt.

         7. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned without the written consent of both parties to the Agreement at the time of such assignment. This Agreement shall be binding upon and inure to the benefit both parties hereto and their respective permitted successors and assigns.

         8. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

         9. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         10. INTENDED BENEFICIARIES. Nothing in this Agreement shall be construed to give any person or entity other than the parties, as well as any Fund, any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties, as well as the Funds.

         11. APPLICABLE LAW. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of Missouri without reference to the conflict of law principles thereof.

         12. ENTIRE AGREEMENT. This Agreement, including the attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

         If the foregoing correctly sets forth our understanding, please indicate your agreement to and acceptance thereof by signing below, whereupon this Agreement shall become a binding agreement between us as of the latest date indicated.

                                  AMERICAN CENTURY INVESTMENT
                                  SERVICES, INC.


                                  By:
                                      ---------------------------------------
                                  Name:
                                         ------------------------------------
                                  Title:
                                         ------------------------------------
                                  Date:
                                       --------------------------------------


         We agree to and accept the terms of the foregoing Agreement.


                                  AMERICAN EQUITY INVESTMENT LIFE
                                  INSURANCE COMPANY


                                  By:
                                     ----------------------------------------
                                  Name:  /s/ Terry A. Reimer
                                  Title: Executive Vice President/Treasurer
                                  Date:  September 26, 2001

                                    EXHIBIT A

                                 FUNDS (CLASS I)

VP Ultra Fund
VP Vista Fund

                                    EXHIBIT B

                             ADMINISTRATIVE SERVICES


Pursuant to the Agreement to which this is attached, the Company shall perform all administrative and shareholder services required or requested under the Contracts with respect to the Contract owners, including, but not limited to, the following:

         1. Maintain separate records for each Contract owner, which records shall reflect the shares purchased and redeemed and share balances of such Contract owners. The Company will maintain a single master account with each Fund on behalf of the Contract owners and such account shall be in the name of the Company (or its nominee) as the record owner of shares owned by the Contract owners.

         2. Disburse or credit to the Contract owners all proceeds of redemptions of shares of the Funds.

         3. Prepare and transmit to the Contract owners, as required by law or the Contracts, periodic statements showing the total number of shares owned by the Contract owners as of the statement closing date, purchases and redemptions of Fund shares by the Contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period (reinvested in Fund shares), and such other information as may be required, from time to time, by the Contracts.

         4. Transmit purchase and redemption orders to the Funds on behalf of the Contract owners in accordance with the procedures set forth by the Distributor.

         5. Distribute to the Contract owners copies of the Funds' prospectus, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

         6. Maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services for the Contracts.

         7. Provide telephonic support for Contract owners with respect to Fund inquiries (not including information about performance or related to sales) and forward communications to Contract owners regarding Fund and subaccount performance.

         8. Provide other administrative support for the Funds as mutually agreed between the Company and the Distributor.

                                    EXHIBIT C

                                SEPARATE ACCOUNTS

American Equity Life Annuity Account


























                                      C-1